                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

         This Agreement (the "Agreement") is entered into on March 27, 2002, between Gates, McDonald & Company, an Ohio corporation ("Seller"), and Garcia Acquisition Sub, Inc., a Missouri corporation ("Purchaser") and wholly owned subsidiary of TALX Corporation, a Missouri corporation. Purchaser and Seller are referred to collectively herein as the "Parties". Capitalized terms are defined in Section 1.


BACKGROUND

A. Seller currently owns all of the Acquired Assets (hereinafter defined) of the UCBSG Business (hereinafter defined).

B. Seller now desires to sell the Acquired Assets, and Purchaser desires to purchase the Acquired Assets, on the terms and conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the premises and the mutual terms, conditions and other agreements set forth herein, intending to be legally bound, the Parties hereby agree as follows:

         SECTION 1.        DEFINITIONS.

         "Acquired Assets" means all right, title, and interest in and to the assets of Seller listed on EXHIBIT 1(a) TO THE DISCLOSURE LETTER, which includes, the following assets, (a) the Tangible Assets (as hereinafter defined), (b) the Intangible Assets (as hereinafter defined), (c) the Contracts (as hereinafter defined), and rights thereunder, (d) cash received equal to the Deferred Revenue, (e) the aggregate goodwill of the

UCBSG Business acquired in connection with Seller's prior acquisitions, as reflected on EXHIBIT 1(a) TO THE DISCLOSURE LETTER and (f) the Customer Accounts Receivable. The Acquired Assets shall not include the Excluded Assets (hereinafter defined).


         "Affiliate" means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person or beneficially owns or has the power to vote or direct the vote of ten percent (10%) or more of the voting stock (or any other form of general partnership, limited partnership or voting equity interest in the case of a Person that is not a corporation) of such Persons. For purposes of this definition, "control," including the terms "controlling," and "controlled," means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or credit agreement, as trustee, partner or executor or otherwise.

         "Affiliated Group" means any affiliated group within the meaning of the Code (hereinafter defined) ss.1504(a).

         "Agreement" shall mean collectively this "Asset Purchase Agreement" including the Disclosure Letter and Exhibits hereto and thereto.

          "Assumed Liabilities" means only those obligations of Seller under Contracts, but only to the extent such obligations are to be performed after the Closing Date and are accompanied by a correlated duty of performance or payment (or Deferred Revenue otherwise included in the Acquired Assets) on the part of the other party(s) thereto; it being understood that the term Assumed Liabilities does not include any obligation or liability with respect to services or work performed by Seller under Contracts at any time on or prior to the Closing Date.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.


         "Bill of Sale" has the meaning set forth in Section 10(a).


         "Closing" has the meaning set forth in Section 2(d) below.


         "Closing Date" has the meaning set forth in Section 2(d) below.


         "Code" means the Internal Revenue Code of 1986, as amended and in effect as of the Closing Date.


         "Confidentiality Agreement" means that Agreement between Purchaser and Seller dated December 19, 2001.


         "Control Group" has the meaning as set forth in Code ss.414.

         "Contracts" means any and all written contracts, including but not limited to, the customer contracts, the partnership contracts and the vendor services agreements, that support or are necessary to conduct the UCBSG Business as it is currently conducted; provided, however, that the term Contracts shall not be deemed to include that certain Venture Enterprise Agreement dated as of October 1, 1998 between the Seller and Arthur Andersen LLP, as the same may have been amended or supplemented from time to time after the date thereof.

         "Customer Accounts Receivable" means all those customer accounts receivable as of the Closing Date, including without limitation, those accounts receivable reflected on the aged trial balance as of March 25, 2002, which is attached to EXHIBIT 1(a) OF THE DISCLOSURE LETTER.


         "Damages" has the meaning set forth in Section 14(b) below.


         "Deferred Revenue" means revenue generated from customers of the UCBSG Business which relates to services to be rendered after the Closing Date.


         "Disclosure Letter and Exhibits to the Disclosure Letter" have the meaning set forth in Section 3 below.


          "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or (e) material fringe benefit plan or program.


         "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.3(2).


         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).


         "Encumbrances" means any mortgage, encumbrance, charge, claim, equitable interest, lien, option, pledge, security interest, or right of first refusal, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.


          "Environmental, Health and Safety Laws" or "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.


         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.


         "Escrow Agent" means LaSalle Bank National Association, a national banking association duly organized and existing under the laws of the United States of America, with its principal office in Chicago, Illinois.


         "Escrow Agreement" means the escrow agreement executed by Purchaser and Seller in the form of EXHIBIT A attached hereto.

         "Evaluation Material" shall have the meaning set forth in the Confidentiality Agreement.


         "Excluded Assets" means (a) the assets of Seller listed on EXHIBIT 1(b) TO THE DISCLOSURE LETTER, (b) any rights of the Seller under this Agreement (or any collateral agreement hereunder), (c) notes, (d) insurance polices, (e) cash or cash equivalents except for cash received equal to Deferred Revenue, (f) any assets with respect to Seller's Employee Benefit Plans (g) certain prepaid expenses, (h) rights or obligations of Seller under or pursuant to that certain Venture Enterprise Agreement dated as of October 1, 1998 between the Seller and Arthur Andersen LLP, as the same may have been amended or supplemented from time to time after the date thereof, or (i) all Seller's deferred taxes, and, any and all other assets, rights, and claims of Seller not specifically included in the Acquired Assets listed on Exhibit 1(a) to the Disclosure Schedule.


         "Fiduciary" has the meaning set forth in ERISA ss.3(21).


         "Indemnified Party" has the meaning set forth in Section 14(b) below.


         "Indemnifying Party" has the meaning set forth in Section 14(b) below.


         "Intangible Assets" means all intangible assets of Seller listed on
EXHIBIT 1(A) TO THE DISCLOSURE LETTER relating to its current UCBSG Business and all Transferred Confidential Information (as defined in Section 12(f) hereof) of Seller related to the UCBSG Business.

         "Intellectual Property" means all of the following, including but not limited to intellectual property of: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith;
(ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof; (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, mask works or other works, and applications or registrations in any jurisdiction for the foregoing;
(v) database rights; (vi) Internet Web sites, domain names and registrations or applications for registration thereof; (vii) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (viii) books and records describing or used in connection with any of the foregoing; and (ix) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

         "Knowledge" means information within the actual knowledge, of any of Richard Hoyt, William Lee, Pamela Kobell, Joseph Hutchison, Danny Fullerton or Jeanie Cruz.


         "Leases" means all leases and/or subleases (including any amendments thereto) under which Seller occupies any of its offices through which it conducts the UCBSG Business and its other businesses.


         "Legal Requirement" means any federal, state, local, municipal, foreign, international or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty, including but not limited to Environmental Laws and Occupational Safety & Health Act of 1970, as amended.


         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).


         "Material Adverse Effect" means any material adverse effect on the business, financial condition, results of operations, properties, the employees on EXHIBIT 5(a) TO THE DISCLOSURE LETTER, or the Acquired Assets of the UCBSG Business, taken as a whole.


         "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).


         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.


         "Party" or "Parties" has the meaning set forth in the preface above.


         "Permitted Encumbrances" means (i) liens for real estate and personal property taxes not yet due and payable, (ii) statutory liens of landlords, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business for sums not yet due and payable, and (iii) those liens set forth on
EXHIBIT 1(c) TO THE DISCLOSURE LETTER.


         "Person" means an individual, a partnership, a corporation, (including limited liability companies) an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).


         "Purchase Price" has the meaning set forth in Section 2(c) below.


         "Tangible Assets" means all machinery, equipment, and other tangible personal property of Seller listed on EXHIBIT 1(a) TO THE DISCLOSURE LETTER relating to the current UCBSG Business.


         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum tax or estimated tax, including any interest, penalty, or addition thereto, whether disputed or not.


         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any Exhibit or attachment thereto, and including any amendment thereof.


         "UCBSG Business" means the business of providing unemployment compensation services including tax management and consulting, claims management, account management, hearings representation, benefit charge auditing, legislative services and not-for-profit services for the private and public sector throughout the United States as such business is conducted by the Seller on the date hereof.

         SECTION 2.        BASIC TRANSACTION.

         (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell, assign, transfer, convey, and deliver to Purchaser, all of the Acquired Assets at the Closing for the consideration specified below in
Section 2(c), free and clear of all Encumbrances, except for Permitted Encumbrances. The Parties hereby agree that the Excluded Assets are not included in this transaction and will remain with the Seller.


         (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Purchaser agrees to assume and become responsible for only the Assumed Liabilities that arise, accrue or occur after the Closing. Purchaser does not and shall not assume any Liabilities of Seller other than the Assumed Liabilities.


         (c) Purchase Price. Subject to the terms and conditions of this Agreement, Purchaser agrees to pay to Seller at the Closing Forty Three Million Two Hundred Fifty Thousand Dollars ($43,250,000.00)(the "Purchase Price"). The Purchase Price shall be paid by wire transfer of immediately available funds as follows: (i) Purchaser shall wire Thirty Nine Million Two Hundred Fifty Thousand Dollars ($39,250,000.00) directly to Seller and (ii) Purchaser shall wire Four Million Dollars ($4,000,000.00) to the Escrow Agent, to be held in escrow, in accordance with Section 2(g) below and the Escrow Agreement, for a period of fifteen (15) months following the Closing Date and such amount shall be available to satisfy indemnity obligations of Seller pursuant to Section 14 hereof. Seller shall provide to Purchaser the necessary instructions for wire transfers of such funds at least two (2) business days prior to the Closing.

         (d) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Seller in Columbus, Ohio, commencing at 10:00 a.m. local time on March 27, 2002 (the "Closing Date").


         (e) Intellectual Property Rights. Seller shall retain or otherwise own all Intellectual Property not included in the Acquired Assets. Seller shall provide the Purchaser with a non-exclusive license to use certain Intellectual Property pursuant to the Intellectual Property License Agreement, the form of which is attached as EXHIBIT F hereto.


         (f) Completion of Transfers. Notwithstanding the foregoing, if the assignment or transfer of any of the Contracts or the Assumed Liabilities would cause a breach thereof or if no required consent to such assignment or transfer has been obtained from the third parties involved, then such Contracts or Assumed Liabilities shall not be assigned and transferred, but, instead, Seller shall continue to hold its interests in such Contracts and/or Assumed Liabilities in trust for the benefit of Purchaser, shall receive in trust and remit as promptly as possible to Purchaser any money paid thereunder to Seller and shall cooperate in any reasonable arrangement or action requested by Purchaser (including without limitation, using commercially reasonable efforts to obtain any required consents) to secure for Purchaser all rights and benefits under such Contracts or Assumed Liabilities.


         (g) Escrow Account. In connection with the Closing, Purchaser, Seller and the Escrow Agent shall execute the Escrow Agreement, pursuant to which the sum of $4,000,000.00 (the "Escrow Deposit") will be delivered by Purchaser to the Escrow Agent to be held in escrow under the Escrow Agreement. Upon termination of the Escrow Agreement, the Escrow Agent shall distribute the portion of the Escrow Deposit remaining in escrow

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


and all theretofore undistributed income earned thereon to the Seller in accordance with the Escrow Agreement, except to the extent that some or all of the Escrow Deposit has been returned to Purchaser pursuant to the terms of the Escrow Agreement to satisfy any claims pursuant to Section 14(b) hereof.


(h)      Net Customer Collections.


         The Parties acknowledge and agree that all Customer Accounts Receivable included in the Acquired Assets consist of both (i) the Customer Accounts Receivable as of March 25, 2002, as set forth on EXHIBIT 1(a) TO THE DISCLOSURE LETTER, plus (ii) any Customer Accounts Receivable arising in the Ordinary Course of Business on March 26, 2002, and March 27, 2002; however, the Purchase Price was determined based upon, among other things, only those Customer Accounts Receivable existing as of March 25, 2002. In order to properly allocate receivables and collections for March 26, 2002, and March 27, 2002, the Seller shall provide to the Purchaser a true, accurate and complete statement of net customer billings/receivables for March 26, 2002, and March 27, 2002. Such statement shall be provided by Seller to Purchaser within ten (10) Business Days following the Closing Date and shall set forth the net amount of (x) Customer Accounts Receivable billed by Seller on March 26, 2002, and March 27, 2002, less
(y) cash collections on Customer Accounts Receivable on March 26, 2002, and March 27, 2002 (the "Net Billings Amount"). If the Net Billings Amount is positive, Purchaser shall pay the Net Billings Amount to Seller, and if the Net Billings Amount is negative, Seller shall pay the Net Billings Amount to Purchaser. Seller covenants and agrees that all billings and cash collections of Customer Accounts Receivable on March 26, 2002 and March 27, 2002 were done in the Ordinary Course of Business, consistent with the past practice of the

UCBSG Business.

         SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser that the statements contained in this Section 3 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3), except as set forth in the disclosure letter dated of even date herewith delivered by the Seller to the Purchaser (the "Disclosure Letter"). The Disclosure Letter, including the Exhibits to the Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement, and shall be true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date.


         (a) Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Ohio. Seller is duly qualified to do business in any state or jurisdiction in which it conducts its business, and is not transacting any business in any state or jurisdiction requiring a license therefore in which it is not licensed to transact business, the violation of which would have a Material Adverse Effect. Seller has delivered to Purchaser true, correct and complete copies of the Articles of Incorporation and Code of Regulations of Seller as currently in effect. EXHIBIT 3(A) TO THE DISCLOSURE LETTER contains a complete and accurate list for Seller of its name, jurisdiction of incorporation, and other jurisdictions in which it has qualified as a foreign corporation to do business.


         (b) Authorization of Transaction. Seller has or will have at Closing full corporate power and authority to own, lease and operate the Acquired Assets and the UCBSG Business and carry on its UCBSG Business as now being conducted and to execute and deliver this Agreement and each of the agreements and documents identified in Section 10 to which Seller is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the agreements and documents identified in Section 10 to which Seller is a party constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions except as the foregoing may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, including, without limitation, the effect of any fraudulent or preferential transfer or conveyance laws. The execution and delivery of this Agreement and each of the agreements and documents identified in Section 10 to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized, approved and ratified by all necessary action on the part of Seller. Copies of all required resolutions, authorizations, consents, approvals and/or ratifications are set forth on EXHIBIT 3(b) TO THE DISCLOSURE LETTER and no such resolution, authorization, consent or approval has been altered, amended rescinded, repealed or revoked.


         (c) Noncontravention. Except those items that are set forth in SECTION 3(c) OF THE DISCLOSURE LETTER, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the articles of incorporation or code of regulation of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller is bound or to which any of its assets are subject (or result in the imposition of any Encumbrance, except any Permitted Encumbrance, upon any of the Acquired Assets). Except as set forth in SECTION 3(C) OF THE DISCLOSURE LETTER, Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any third party in order for the Parties to consummate the transactions contemplated by this Agreement.

         (d) Broker's or Finder's Fees. No broker, investment banker, financial advisor or other person, other than Cochran, Caronia & Co., the fees and expenses of which will be paid by Seller, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Seller has no Liability or obligation to pay any fees or commissions to any other brokers, finder, or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated, and Seller will indemnify and hold harmless the Seller for any misrepresentation contained in this Section 3(d).

         (e) Title to Assets. Except as set forth in SECTION 3(e) OF THE DISCLOSURE LETTER, Seller has good and marketable title to the Acquired Assets, free and clear of all Encumbrances, except the Permitted Encumbrances.

         (f)      Financial Information.


         (i) Set forth on EXHIBIT 3(f) TO THE DISCLOSURE LETTER are the unaudited select balance sheet data of the UCBSG Business as of December 31 in each of the years 2000 and 2001, and the related unaudited statements of income for the years ended December 31, 1999, 2000 and 2001. The unaudited select balance sheet data and the related unaudited statements of income were derived from the books and records of the UCBSG Business. The unaudited statements of income are true, correct and complete and have been prepared consistent with past practice.


         (ii) The Deferred Revenue is Five Hundred Eighteen Thousand Five Hundred and Twelve Dollars ($518,512.00) as of March 25, 2002.


         (g) Events Subsequent to Effective Date of Financial Information. Since December 31, 2001, there has not been any loss of employees, loss of customers or loss of data in computer systems related to the UCBSG Business that would have a Material Adverse Effect. To Seller's Knowledge since December 31, 2001, there has not been a material change in the business, financial condition, operations, results of operations, or future prospects of the UCBSG Business other than in the Ordinary Course of Business.


         (h) Subsequent Events. Except as set forth in EXHIBIT 3(h) TO THE DISCLOSURE LETTER, since December 31, 2001, the Seller has not entered into any agreement, contract, equipment lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business relating to the UCBSG Business or any of the Acquired Assets. Without limiting the foregoing, since December 31, 2001:

                  (i) The Seller has not accelerated, terminated, modified, or canceled any material agreement, contract, equipment lease, or license (or series of related agreements, contracts, leases, and licenses) relating to the UCBSG Business or any of the Acquired Assets;


                  (ii) Neither the Seller nor, to the Knowledge of Seller, has any other Person imposed any Encumbrance upon any of the Acquired Assets, except those that would be a Permitted Encumbrance;


                  (iii) The Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation relating to any of the Acquired Assets;


                  (iv) Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business relating to any of the Acquired Assets or the UCBSG Business;


                  (v) The Seller has not entered into any written employment contract or collective bargaining agreement, or modified the terms of any existing such contract or agreement with respect to the officers and employees listed on EXHIBIT 5(a) TO THE DISCLOSURE LETTER;


                  (vi) Other than in the Ordinary Course of Business, the Seller has not granted any increase in the base compensation of any of its officers and employees listed on EXHIBIT 5(a) TO THE DISCLOSURE LETTER;

                  (vii) Other than in the Ordinary Course of Business, the Seller has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its officers and employees listed on EXHIBIT 5(a) TO THE DISCLOSURE LETTER (or taken any such action with respect to any other Employee Benefit Plan); and


                  (viii) The Seller has not made any other changes in employment terms for any of its officers and employees listed on EXHIBIT 5(a) TO THE DISCLOSURE LETTER outside the Ordinary Course of Business.


         (i) Legal Compliance. Except as disclosed in SECTION 3(i) OF THE DISCLOSURE LETTER, Seller is not IN violation of any applicable federal, state, local or foreign law, ordinance, statute, rule, regulation, order, judgment, injunction, award, decree or requirement of any governmental or regulatory body, court or arbitrator, which violation individually or in the aggregate could have a Material Adverse Effect on the conditions of the Acquired Assets or the UCBSG Business and Seller has not received any written notice that such violation is being or may be alleged. The execution and delivery of this Agreement and the agreements and documents identified in Section 10 hereof and the consummation of the transaction contemplated hereby do not and will not constitute or result in such violation.


         (j) Real Property. Seller does not own any real property in connection with its operations of the UCBSG Business. EXHIBIT 3(j) TO THE DISCLOSURE LETTER lists all Leases. Seller has delivered to Purchaser correct and complete copies of the Leases, amendments, estoppel certificates, subordination and nondisturbance agreements, side letter agreements and any other documentation in Seller's possession regarding any of Seller's representations, requirements, rights or duties under any Leases. The rights and obligations of Seller and Purchaser as to each of the Leases listed on EXHIBIT 3(j) TO THE DISCLOSURE LETTER are more specifically set forth in the Lease Services Agreement, which is attached hereto and incorporated herein by this reference. To Seller's Knowledge, with respect to each Lease listed in EXHIBIT 3(j):


                  (i) Seller has all right, title and interest of the Lessee under the terms of such Leases, free of all Encumbrances, except Permitted Encumbrances, on such leasehold rights, title and interest and the Leases are legal, valid, binding, enforceable, obligations of Seller and to Seller's Knowledge, the other party(s) thereto, and the Leases, unless otherwise disclosed to Purchaser on EXHIBIT 3(j) TO THE DISCLOSURE LETTER are in full force and effect;


                  (ii) no party to the Leases is in breach or default of any term which is material, and no event has occurred which, with notice or lapse of time, or both, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;


                  (iii) no party to the Leases has repudiated any material provision thereof;


                  (iv) except as may otherwise be set forth in any written amendments or modifications thereto, there are no disputes, agreements, or forbearance programs in effect as to the Leases; and

                  (v) with respect to each sublease constituting a Lease, the representations and warranties set forth in subsections (i) through
         (iv) above are, in all material respects, true and correct with respect to the underlying lease.


         (k) Tangible and Intangible Assets. The Tangible Assets are listed on
EXHIBIT 3(k) TO THE DISCLOSURE LETTER. The Intangible Assets are listed on
EXHIBIT 3(k) TO THE DISCLOSURE LETTER. Except as disclosed in SECTION 3(k) OF THE DISCLOSURE LETTER, Seller is the sole and exclusive owner of, or leases or has a license to use, the Tangible and Intangible Assets that are Acquired Assets. Each such Tangible Asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) as reasonably required for their use as presently conducted or planned by Seller, and are free and clear of any Encumbrance, other than the Permitted Encumbrances.


         (l) Intangible Asset and Intellectual Property Rights.


         (i) Seller shall retain or otherwise own all Intellectual Property rights of Seller not referenced in EXHIBIT 3(k) TO THE DISCLOSURE LETTER.


         (ii) Intellectual Property rights not specifically transferred to Purchaser hereunder shall remain with Seller and certain of such rights shall be licensed to Purchaser pursuant to a separately executed license agreement, the form of which is attached hereto as EXHIBIT F.


         (iii) There is not and has not been any infringement, misappropriation or other violation of any intellectual property of a third party by Seller in connection with the conduct of the UCBSG Business (including the provision of services and products of the business), and there are no facts raising a likelihood of any such violation. The use by Seller of the intellectual property used in the UCBSG Business does not conflict with any rights of a third party.


         (iv) To the Knowledge of Seller, there is not and has not been any infringement, misappropriation or other violation of any intellectual property used by Seller in the UCBSG Business, and there are no facts raising a likelihood of any such violation.


         (m) Contracts. (i) The Contracts are listed on EXHIBIT 3(m)(i) TO THE DISCLOSURE LETTER.


         (ii) With respect to each of the Contracts: (a) Each of the Contracts is in full force and effect and is a legal, valid, binding, and enforceable obligation of Seller, and to Seller's Knowledge, the other party(s) thereto, subject to bankruptcy, insolvency, reorganization, and other laws of general applicability regarding or affecting creditors' rights and general equity principles; (b) nothing contained herein shall be construed to be a representation and/or warranty that any Contract is assignable or transferable;
(c) to Seller's Knowledge, no other party is in breach or default, and no event has occurred which with notice or lapse of time, or both would constitute a breach or default, which breach or default would have a Material Adverse Effect; and (d) the execution of this Agreement and/or the other agreements identified in Section 10 hereof, and/or the Closing hereunder or thereunder do not and will not constitute or result in, such a breach, violation or default on the part of any party thereto, cause the acceleration of any obligation of Seller, any other party thereto or the creation of a lien upon the Acquired Assets.


         (iii) Except as listed on EXHIBIT 3(m)(III) OF THE DISCLOSURE LETTER, none of the Contracts contain restrictions on competition by Seller, involve a sharing of payments or joint venture arrangement or require Seller to refer any business or other matters to another Person.


         (n) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller.


         (o) Litigation and Proceedings. SECTION 3(o) OF THE DISCLOSURE LETTER sets forth each instance, with respect to the Acquired Assets or the UCBSG Business, in which Seller during the past two (2) years: (i) is or has been subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is or has been a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Other than those items set forth in SECTION 3(o) OF THE DISCLOSURE LETTER, there are no actions, suits, proceedings, hearings, or investigations that could result in any Material Adverse Effect.


         (p) Employees. No individual in a key management position listed on
EXHIBIT 5(a) TO THE DISCLOSURE LETTER has submitted his/her resignation in writing to Seller. Seller is not a party to or bound by any collective bargaining agreement, nor has Seller experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the best of Seller's Knowledge, Seller has not committed any unfair labor practice. Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees listed on EXHIBIT 5(a) TO THE DISCLOSURE LETTER. Except as set forth in SECTION 3(p) OF THE DISCLOSURE LETTER,
Seller:


                  (i) has not made any commitments, in writing or otherwise, to any current or former officer, director or employee on EXHIBIT 5(a) TO THE DISCLOSURE LETTER regarding lifetime employment or employment for any specified time period or retention as a consultant;


                  (ii) has not been served in writing that any current or former officer, director or employee on EXHIBIT 5(a) TO THE DISCLOSURE LETTER is asserting or will be asserting a claim for breach of contract, breach of implied covenant of good faith and fair dealing, wrongful termination, violation of public policy, negligent termination or other claim based in tort or contract and relating to such person's employment or termination from employment and there are no facts which would justify such a claim; or


                  (iii) has not been served in writing that it has been charged with, or deemed to be in violation of, any federal, state, or local law that prohibits discrimination on the basis of sex, race, color, religion, national origin, status as a handicapped individual, disability, marital status, status as a Vietnam era veteran or a disabled veteran, or sexual preference and there are no facts which would justify such a claim.


         (q)      Employee Benefits.


                  (i) EXHIBIT 3(q) TO THE DISCLOSURE LETTER lists each Employee Benefit Plan and compensation policy or arrangement

         (including severance) to which Seller contributes for the employees listed on EXHIBIT 5(a) TO THE DISCLOSURE LETTER. Seller has made available to Purchaser a true and complete copy of each such Employee Benefit Plan.


                  (ii) Seller and other members of the Controlled Group that include Seller do not contribute to, have never contributed to, or have never been required to contribute to any Multiemployer Plan. Seller and other members of the Controlled Group do not have any Liability (including withdrawal Liability) under any Multiemployer Plan. To the Knowledge of Seller, Seller and the Controlled Group are in material compliance with all laws and regulations concerning the Employee Benefit Plans.


         (r) Environment, Health, and Safety. To Seller's Knowledge, as to each of the Acquired Assets and the UCBSG Business, the Seller has complied with all Environmental, Health, and Safety Laws, except where such failure would not have a Material Adverse Effect, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply.


         (s) Licenses. Except as set forth in SECTION 3(s) OF THE DISCLOSURE LETTER Seller has all licenses, permits, orders or approvals of, and have made all required registrations with, any federal, state, or foreign governmental or regulatory body that are required to conduct, or material to the conduct of, the UCBSG Business (collectively, "Licenses"). All Licenses are in full force and effect; no violations are or have been recorded in respect of any Licenses; and no proceeding is pending against

Seller which would have a Material Adverse Effect. Set forth on EXHIBIT 3(s) TO THE DISCLOSURE LETTER is a list of the Licenses.


         (t) Tax Matters. Except as set forth on EXHIBIT 3(t) OF THE DISCLOSURE LETTER, Seller has, and as of the Closing Date will have, paid and discharged all Taxes, excepting such taxes, assessments and other levies which will not be due until or after the Closing Date.


                  (i) Seller has timely filed or extended or caused to be filed or extended with the appropriate government entity all Tax Returns and reports required to be filed by or on behalf of it with respect to the Acquired Assets and the UCBSG Business. All Tax Returns, including any amended Tax Returns, are true, correct, and complete in all material respects. (ii) All Taxes with respect to the UCBSG Business or the Acquired Assets (whether or not reflected in Tax Returns as filed) payable by Seller with respect to all periods have been fully and timely paid, and, to the Knowledge of Seller, there are no grounds for the assertion or assessment of any additional material Taxes against Seller with respect to such periods.


                  (iii) None of the Acquired Assets or Assumed Liabilities are subject to or constitute a safe harbor lease within the meaning of
         Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Acquired Assets has been financed with or directly or indirectly secures any industrial revenue bonds or debt the interest on which is tax-exempt under Section 103(a) of the Code.


                   (iv) None of the Acquired Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.


                  (v) None of the Acquired Assets is subject to, and none of the Assumed Liabilities is a Tax allocation, Tax sharing, or Tax indemnification agreement.


                   (vi) There are no liens for Taxes upon any of the Acquired Assets, except liens for Taxes not yet due and payable. The transactions contemplated by this Agreement will not give rise to (a) the creation of any Liens against the Acquired Assets or the UCBSG Business in respect of any Taxes or (b) the assertion of any additional Taxes against the Acquired Assets or the UCBSG Business.


                   (vii) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code.


                   (viii) Except as set forth on EXHIBIT 3(t) OF THE DISCLOSURE LETTER, Seller, with respect to the Acquired Assets or the UCBSG Business, is not liable for Taxes to any non-U.S. taxing authority.


                   (ix) None of the activities of the UCBSG Business constitutes or has constituted a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.


                   (x) None of the Acquired Assets consist of stock in a corporation.

                   (xi) Seller has not made any change to the UCBSG Business with respect to its Tax Accounting or any Tax election.


                   (xii) None of the Acquired Assets is a joint venture, partnership or other arrangement or entity that could be treated as a partnership for federal income tax purposes.


         (u) Necessary Property. The Acquired Assets, together with the rights of Purchaser under the agreements delivered by Seller pursuant to Section 10 hereof constitute all of the property and property rights used, held for use or necessary for the conduct of the UCBSG Business in the manner and to the extent presently conducted by Seller.

         (v) Undisclosed Liabilities. Except as disclosed in SECTION 3(V) OF THE DISCLOSURE LETTER or except for Liabilities set forth in the Financial Statements, the Seller has no Knowledge of any Liability which would have a Material Adverse Effect.


         (w)  Customer Accounts Receivable.


Set forth on EXHIBIT 1(a) TO THE DISCLOSURE LETTER is a true, accurate and complete list of all the Customer Accounts Receivable of the UCBSG Business as of March 25, 2002. Such accounts receivable, together with any accounts receivable arising between such date and the Closing Date (the "Accounts Receivable"), are (to the extent not yet paid in full) valid, genuine and existing and arose in the Ordinary Course. The Accounts Receivable are not subject to any counterclaim, set-off, defense or Encumbrance.

         SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller that the statements contained in this Section 4 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).


         (a) Organization of Purchaser. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.


         (b) Authorization of Transaction. Purchaser has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms and conditions except as the foregoing may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, including, without limitation, the effect of any fraudulent or preferential transfer or conveyance laws.


         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject or any provision of its articles of incorporation or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets are subject. Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.


         (d) Brokers' Fees. No broker, investment banker, financial advisor or other person, other than CIBC World Markets Corp., the fees and expenses of which will be paid by Purchaser, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser has no Liability or obligation to pay any fees or commissions to any other broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated, and Purchaser will indemnify and hold harmless the Seller for any misrepresentation contained in this Section 4(d).


         (e) Litigation. To Purchaser's Knowledge, there is no suit, action, proceeding or investigation, pending or threatened, that would materially and adversely affect Purchaser's ability to perform its obligations under this Agreement or the transactions contemplated hereby.


         SECTION 5. REPRESENTATIONS AND COVENANTS OF PARTIES WITH RESPECT TO EMPLOYEES. The Parties agree and covenant to the following:

         (a) Hiring of Employees. Purchaser shall offer to employ all of the employees listed on EXHIBIT 5(a) TO THE DISCLOSURE LETTER pursuant to the terms and conditions herein. The employment of each such employee shall commence effective on the first day following the Transfer Date (as such term is defined in the Employee Services Agreement) on which such employee reports to work for Purchaser. The terms of such employment shall include salaries that are commensurate with the salaries paid by Seller as of the Transfer Date and employee benefits (including medical, disability, severance pay, life insurance, vacation and retirement benefits) that are not substantially less in the aggregate than those provided on the Transfer Date to such employees of the Seller. The Seller shall not grant any increase in the salary or other employee benefits provided to the employees listed on EXHIBIT 5(a) TO THE DISCLOSURE LETTER between the date hereof and the Transfer Date outside of the Ordinary Course of Business. Seller shall notify Purchaser in writing of any proposed changes to the salaries or other employee benefits to be provided to any such employees in advance of the effectiveness of any such changes. For purposes of this Agreement, salary or salaries shall initially be the amount listed on EXHIBIT 5(a) TO THE DISCLOSURE LETTER by each employee's name. The Seller acknowledges that, except as indicated on EXHIBIT 5(a) TO THE DISCLOSURE LETTER, none of the employees on EXHIBIT 5(a) TO THE DISCLOSURE LETTER are on long-term or short-term disability at the time of execution of this Agreement.

         (b) Employment Terms. Seller shall terminate the employment of all employees listed on EXHIBIT 5(a) TO THE DISCLOSURE LETTER effective as of the end of the business day on the Transfer Date. Seller makes no representations as to whether any employee will accept employment with Purchaser. The employees who accept employment with Purchaser shall be referred to as the "Transferred Employees". For purposes of this Agreement, Transferred Employees shall not include any of Seller's employees who are listed on EXHIBIT 5(a) as being currently on a paid or unpaid leave of absence, or are on sick or disability leave, but were providing services to Seller prior to such leave or disability, until such person reports to work for the Purchaser; and Seller shall continue to provide compensation and benefits to such person until the person reports to work with the Purchaser. Nothing in this Agreement shall be construed as limiting in any way the right of Purchaser after the Transfer Date to terminate the employment of any Transferred Employee at any time, to change his or her salary or wages or to modify benefits or other terms and conditions of employment of Transferred Employees as long as any changes to salary or wages are done in accordance with Purchaser's normal compensation practices and as long as any modification to benefits or other terms and conditions of employment of any Transferred Employee apply generally to employees of Purchaser's business, provided, however, that without limiting the right of the Purchaser to terminate the employment of any Transferred Employee after the Transfer Date, Purchaser shall not reduce the salary or wages of any Transferred Employee for at least twelve (12) months following the Transfer Date.


         (c) Seller's and Purchaser's Obligations With Respect to Transferred Employees. With respect to each Transferred Employee:


                  (i) Seller shall be responsible for, and shall indemnify and hold harmless Purchaser against, any actions, claims or proceedings brought by or on behalf of any Transferred Employee at any time, including, but not limited to, wrongful termination, breach of fiduciary duty, discrimination, sexual harassment, workers compensation or other employment-related matter ("Employee Claims"), to the extent, but only to the extent, such claims are based upon actions, events or circumstances which occurred on or before the Transfer Date and not the result of any action of

         Purchaser (except that Purchaser's acquisition of the UCBSG Business as contemplated hereby shall not constitute an action of Purchaser for purposes of this Section (c)(i)). Purchaser shall be responsible for, and shall indemnify and hold Seller harmless against any Employee Claims to the extent, but only to the extent, such claims are based upon actions, events or circumstances which occur after the Transfer Date.


                  (ii) Seller shall be responsible for all benefits provided pursuant to all of Seller's Employee Benefit Plans, including, but not limited to, deferred compensation, non-qualified and incentive plans or policies with respect to services rendered on or before the Transfer Date.


                  (iii) Seller's welfare benefit plans shall be responsible for welfare benefit claims relating to the Transferred Employees incurred on or prior to the Transfer Date (in accordance with the terms of such plans) or during any period for which a Transferred Employee shall elect continuation coverage as described in Section 5(c)(v)(C) below under such welfare benefit plans with respect to a "qualifying event" occurring on or before the Transfer Date, and Purchaser's welfare plans shall assume responsibility for all welfare benefit claims relating to Transferred Employees incurred after the Transfer Date to the extent such claim is covered by such plans and the Transferred Employee was enrolled for such coverage.


                  (iv) Purchaser shall cause all Transferred Employees to be covered by Purchaser's severance pay plan and each such Transferred Employee shall be credited with such employee's service with Seller for purposes of determining benefits under such plan, based on the years of service shown for such employee on EXHIBIT 5(a) TO THE DISCLOSURE LETTER.


                  (v)      With respect to each Transferred Employee:


                           (A) Purchaser shall waive pre-existing condition
                  exclusions, evidence of insurability provisions, waiting period requirements or any similar provisions under any employee benefit plan or compensation arrangements maintained or sponsored by or contributed to by Purchaser for such Transferred Employee on or after the Transfer Date; provided such conditions, waiting periods, exclusions or similar provisions did not preclude coverage for such Transferred Employee as of the Transfer Date under the comparable plans of Seller.


                           (B) Purchaser shall recognize the service of each
                  Transferred Employee with Seller prior to the Transfer Date for all purposes under each of Purchaser's employee benefit plans, programs and policies (including, but not limited to, vacation and severance).


                           (C) Seller shall be responsible for satisfying
                  obligations under Section 601 et. seq. of ERISA and Section 4980B of the Code ("COBRA"), to provide continuation coverage to or with respect to any Transferred Employee or non-transferred employee of the UCBSG Business in accordance with law with respect to any "qualifying event" occurring on or before the Transfer Date. Purchaser shall be responsible for satisfying obligations under COBRA to provide continuation coverage to or with respect to any Transferred Employee in accordance with law with respect to any "qualifying event" which occurs after the Transfer Date.


                           (D) Purchaser shall be responsible for, and shall
                  indemnify and hold Seller harmless against, all workers compensation benefits paid or payable to the Transferred Employees after the Transfer Date with respect to claims made by Transferred Employees arising, accruing and occurring after the Transfer Date.


                           (E) Seller shall pay Transferred Employees on the
                  Transfer Date for any vacation days that have accrued to the benefit of such employee but are unused as of the Transfer Date.


                  (vi) Purchaser represents that it does not currently contemplate an office closing involving, or mass lay-off of Transferred Employees, or any terminations that in the aggregate would constitute a mass lay-off of Transferred Employees, within eighteen (18) months following the Transfer Date. Purchaser shall indemnify and hold Seller harmless against any Liability which may be incurred or suffered by Seller under the Worker Adjustment and Retraining Notification Act or any similar state law arising out of, or relating to, any actions taken by Purchaser with respect to the Transferred Employees on or after the Transfer Date.


         SECTION 6. SELLER PRE-CLOSING COVENANTS. The Seller agrees as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. The Seller will use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 8 below).

         (b) Notices and Consents. Seller will give notices to third parties, and Seller will use its commercially reasonable efforts to obtain any third party consents that Purchaser may reasonably request in connection with the matters referred to in Section 3(m) above. The Seller will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies pursuant to any Legal Requirement applicable to Seller in connection with the matters referred to herein.

         (c) Operation of the UCBSG Business. Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business with respect to the Acquired Assets or the UCBSG Business. Without limiting the generality of the foregoing, Seller will not sell, lease, transfer, assign or impose an Encumbrance upon any of the Acquired Assets other than in the Ordinary Course of Business without the written approval of Purchaser.

         (d) Preservation of the UCBSG Business. Seller will use commercially reasonable efforts to keep the UCBSG Business and related properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees; provided, nothing herein shall require Seller to materially alter its present business practices.

         (e) Full Access. Seller will permit representatives of Purchaser to have full access during normal business hours (8:30 am to 5:00 pm local time) to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Acquired Assets and the UCBSG Business. All information gathered herein shall be Confidential Material and subject to the Confidentiality Agreement.

         (f) Notice of Developments. The Seller will give prompt written notice to the Purchaser of any development causing a breach of any of its own representations and warranties. No disclosure by the Parties pursuant to this
Section 6(f), however, shall be deemed to amend or supplement the Disclosure Letter or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant. Seller shall give prompt written notice to Purchaser upon learning of any Basis which is a breach of Purchaser's representations.

         (g) Insurance. Seller will use commercially reasonable efforts to maintain in effect insurance coverage against loss of or damage to the Acquired Assets and against the liabilities and risks of the Acquired Assets in the amounts and kinds not less favorable than those currently in effect and maintain the same through the Closing Date.

         (h) Maintenance of Records. Seller will maintain and continue to keep the books, accounts and records related to the operation of the UCBSG Business in the usual manner and consistent with prior practice.

         (i) Compliance with Laws. Seller will use commercially reasonable efforts to comply with all laws, rules, regulations, orders and decrees of any governmental body or authority, including but not limited to, Environmental Laws.

         (j) Other Consents. Seller will make commercially reasonable efforts to assist Purchaser in obtaining the approvals that may be necessary to consummate the transactions described in this Agreement.

         (k) Continued Effectiveness of Representations and Warranties. From the date hereof through the Closing Date, Seller shall use commercially reasonable efforts to conduct the UCBSG Business in such a manner so that the representations and warranties contained in this Agreement hereof shall continue to be true and accurate on and as of the Closing Date.

         SECTION 7. PURCHASER PRE-CLOSING COVENANTS. The Purchaser agrees as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. The Purchaser will use commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 9 below).

         (b) Notice of Developments. The Purchaser will give prompt written notice to the Seller of any development causing a breach of any of its own representations and warranties. Purchaser shall give prompt notice to Seller upon learning of any Basis which causes a breach of any of Seller's representations; provided however, that this Section 7(b) shall in no way limit or waive the remedies available to Purchaser under this Agreement.

         (c) Confidentiality. The Parties will treat and hold as confidential all of the Evaluation Material, refrain from using any of the Evaluation Material except in connection with this Agreement. In the event that a Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Evaluation Material, that Party will notify the other Party promptly of the request or requirement so that the other Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7(c). If, in the absence of a protective order or the receipt of a waiver hereunder, either such Party is, on the advice of counsel, compelled to disclose any Evaluation Material to any tribunal or else stand liable for contempt, such Party may disclose the Evaluation Material to the tribunal; provided, however, that the disclosing Party shall use its reasonable efforts to obtain, at the reasonable request of the other Party, an order or other assurance that confidential treatment will be accorded to such portion of the Evaluation Material required to be disclosed as such Party shall designate.

         SECTION 8. CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller hereunder are, at the option of Seller, subject to the conditions that, at the Closing Date:

         (a) Accuracy of Representations and Warranties. The representations and warranties made by Purchaser herein shall be true and correct in all material respects except for those representation and warranties that are qualified as to materiality which shall be true and correct in all respects on the Closing Date and which in the event of a delayed closing shall be confirmed in writing at the Closing by Purchaser.

         (b) Performance by Purchaser. All of the terms and conditions of this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been complied with and performed in all material respects, including, without limitation, the delivery of each of the items to be delivered under Section 11 hereof.

         (c) Legal Challenge. No suit, action or other proceeding brought by any federal or state government or agency shall be pending, and no claim by any such authority shall have been asserted, before any court or governmental agency in which it is or will be sought to restrain or prohibit the consummation of the transactions contemplated hereby.

         (d) Non-Performance. If any of the conditions contained in this Section 8 shall not be fulfilled or performed at or before the Closing Date, Seller may, by written notice to Purchaser, terminate all its obligations hereunder (except as otherwise provided herein) and where the non-performance or non-fulfillment of a condition is as a result of a breach of any covenant, representation or warranty on the part of Seller herein contained, may bring an action against Purchaser for damages suffered by Seller, provided that any of the conditions may be waived in whole or part.

         SECTION 9. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser hereunder are, at the option of Purchaser, subject to the conditions that, at the Closing Date:

         (a) Accuracy of Representations and Warranties. The representations and warranties, made by Seller herein and in the Disclosure Letter and Exhibits thereto shall be true and correct in all material respects except for those representation and warranties that are qualified as to materiality which shall be true and correct in all respects on the Closing Date and which in the event of a delayed closing, shall be confirmed in writing at the Closing by Seller;

         (b) Performance by Seller. All of the terms and conditions of this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been complied with and performed in all material respects, including, without limitation, the delivery of each of the items to be delivered under Section 9 hereof;

         (c) Legal Challenge. No suit, action or other proceeding shall be pending before any court or governmental agency, and no claim shall have been asserted, in which it is or will be sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby;

         (d) Non-Performance. If any of the conditions contained in this Section 9 shall not be fulfilled or performed at or before the Closing Date, Purchaser may, by written notice to Seller, terminate all its obligations hereunder and where the non-performance or non-fulfillment of a condition is as a result of a breach of any covenant, representation or warranty on the part of Seller herein contained, may bring an action against Seller for damages suffered by Purchaser, provided that any of the conditions may be waived in whole or part.

         SECTION 10. ACTIONS AT CLOSING BY SELLER. At the Closing, Seller shall execute and deliver to Purchaser:

         (a) A Bill of Sale transferring the Acquired Assets (the "Bill of Sale") in the form attached hereto as EXHIBIT B;

         (b) A Lease Services Agreement in the form attached hereto as EXHIBIT
C;

         (c) A Transition Services Agreement (the "Transition Services Agreement") in the form attached hereto as EXHIBIT D;

         (d) An Employee Services Agreement in the form attached hereto as EXHIBIT E;

         (e) An Intellectual Property License Agreement in the form attached hereto as EXHIBIT F;

         (f) An Assignment and Assumption Agreement in the form of EXHIBIT G;

         (g) Certificates of incumbency for certain officers of Seller attached hereto in the form of EXHIBIT H;

         (h) The Escrow Agreement, duly executed by the Seller;

         (i) Wire transfer of the Deferred Revenue amount in immediately available funds to account of Purchaser, as designated in writing by Purchaser prior to the Closing Date; and

         (j) Such other documents as may be necessary or appropriate, in the reasonable opinion of Purchaser or its counsel, to evidence the authorization of, and to effect the transactions contemplated by, this Agreement.

         SECTION 11. ACTIONS AT CLOSING BY PURCHASER. At or prior to the Closing, Purchaser shall execute and deliver to Seller:

         (a) A Lease Services Agreement in the form attached hereto as EXHIBIT
C;

         (b) An Assignment and Assumption Agreement in the form of EXHIBIT G;

         (c) The Transition Services Agreement in the form attached hereto as EXHIBIT D;

         (d) An Employee Services Agreement in the form attached hereto as EXHIBIT E;

         (e) An Intellectual Property License in the form attached hereto as EXHIBIT F;

         (f) Wire transfers of the Purchase Price in immediately available funds to accounts of Seller and the Escrow Agent in accordance with Sections 2(c) and 2(g), as designated in writing by Seller prior to the Closing Date;

         (g) Deliver certificates of incumbency for certain officers of Purchaser in the form attached hereto as EXHIBIT I;

         (h) The Escrow Agreement, duly executed by the Purchaser and the Escrow Agent; and

         (i) Deliver such other documents as may be necessary or appropriate, in the reasonable opinion of Seller or their counsel, to evidence the authorization of, and to effect the transactions contemplated by, this Agreement.

         SECTION 12. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

         (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request. The cost and expenses of such requested further actions shall be borne in a manner as is mutually agreeable to the parties.

         (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller each of the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 14 below). Unless otherwise agreed by the Parties, the obligations of the Parties contained in this Section 12(b) shall terminate on the two year anniversary of the Closing Date; provided, however, that the obligations with respect to any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand that is the subject matter of this Section 12(b) that is pending on the two year anniversary date of the Closing Date shall continue until such time as such matter is finally resolved.

         (c) No Solicitation. Purchaser acknowledges and agrees that the employees of the UCBSG Business listed on EXHIBIT 5(a) TO THE DISCLOSURE LETTER shall remain the employees of the Seller up to and including the Transfer Date. Seller agrees that it shall not directly or indirectly during the twelve (12) months following the Closing Date (the "Non-Solicitation Period") solicit, encourage to leave employment, or hire any of the employees of the UCBSG Business listed on EXHIBIT 5(a) OF THE DISCLOSURE

LETTER, except that Seller may hire any such employee who responds to a general solicitation for employment that is not directed or targeted at such employees and that is not otherwise intended to circumvent the obligations of the Seller contained in this Section 12(c).


         (d) Non-Competition. Seller acknowledges and agrees that Seller's reputation and goodwill is an integral part of the success of the UCBSG Business. If Seller deprives Purchaser of the UCBSG Business' goodwill or in any manner utilizes the UCBSG Business' reputation and goodwill in competition with Purchaser, Purchaser will be deprived of the benefits it has paid for pursuant to this Agreement. Purchaser acknowledges and agrees that Seller shall continue to use Seller's reputation and goodwill in connection with the operation of Seller's other businesses, and that such use shall not constitute a breach of this Section. Accordingly, as an inducement for Purchaser to enter into this Agreement, each of Seller and its Affiliates, including without limitation Nationwide Corporation, Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company, agrees that for a period ending two (2) years after the Closing Date (the "Restricted Period"), it shall not, directly or indirectly, anywhere in the United States, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as a partner, consultant or lender with, any profit or non-profit company or organization that, directly competes with the UCBSG Business as such business exists immediately prior to the Closing provided, however, that the running of such time period shall be tolled during any period of time in which any of Seller or its Affiliates violates this paragraph, and, provided further, that the foregoing shall not prohibit Seller or its Affiliates from acquiring, and subsequently owning and operating any company that would otherwise be prohibited hereby that may conduct unemployment compensation business, as long as unemployment compensation business as described above is not the predominant business of the acquired company. In the event the agreement in this Section 12(d) shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.


         (e)  Tax Covenants.


                  (i) For any personal property, ad valorem and any other similar local or state taxes relating solely to the Acquired Assets or the UCBSG Business for any taxable year or period prior to the Closing and ending after the Closing (a "Straddle Period"), Seller shall pay to Purchaser within fifteen (15) days after the date on which Taxes are paid by Purchaser with respect to such periods an amount that relates to the portion of such taxable period ending on the Closing Date to the extent that such Taxes are not paid by Seller prior to Closing. For purposes of this Section, the portion of such Tax that is allocated to the Seller shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date, the denominator of which is the number of days in the entire taxable period. Any credits relating to the taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. Any determinations necessary to give effect to the allocations described in this Section shall be made in a manner consistent with the prior practice of the UCBSG Business, except for changes required by changes in law or fact.


                  (ii) All Taxes on income incurred in connection with the transaction contemplated hereby, including the transfer of the Acquired Assets, the assumption of the Assumed Liabilities or the provision of services pursuant to the Transition Services Agreement, shall be borne by Seller.


         (f)      Confidentiality.


         (i) Seller acknowledges that the Transferred Confidential Information of Seller is valuable and proprietary to the UCBSG Business and agrees not to, directly or indirectly, use, publish, disseminate, describe or otherwise disclose any Transferred Confidential Information relating to the UCBSG Business without the prior written consent of Purchaser and/or its Affiliates except as required by law.


         (ii) For purposes of this Agreement, the phrase "Transferred Confidential Information" means all trade secrets and any and all other information not publicly available or generally available to the industry which relates solely and exclusively to the UCBSG Business. Seller recognizes and agrees that all documents and objects containing any Transferred Confidential Information, whether developed by Seller or by someone else for Seller, will after the Closing Date become the exclusive property of Purchaser. In the event that Seller is requested or required by law (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Transferred Confidential Information, Seller will provide Purchaser with prompt prior written notice of such request or requirement so that Purchaser may seek a protective order or other appropriate remedy and/or consent in writing to such disclosure. In the event that such protective order or other remedy is not obtained and Purchaser has not consented in writing to such disclosure, and Seller is, in the reasonable opinion of its counsel, compelled to disclose the Transferred Confidential Information to any tribunal or else stand liable for contempt or other penalty, Seller may furnish only that portion of the Transferred Confidential Information that Seller is advised by counsel is legally required.


         (iii) Seller hereby grants to Purchaser and its Affiliates an irrevocable, unconditional, world-wide, perpetual right to use and disclose the Shared Confidential Information, but only to the extent necessary to conduct the UCBSG Business and comply with any Legal Requirement.


         (iv) For purposes of this Agreement, the phrase "Shared Confidential Information" means all trade secrets and any and all other information not publicly available or generally available to the industry other than the Transferred Confidential Information, which relates to the UCBSG Business. Purchaser recognizes and agrees that all documents and objects containing any Shared Confidential Information will after the Closing Date remain the exclusive property of Seller.


(g)      Payments Received.


         Except as provided for in the Transition Services Agreement, the Parties agree that, after the Closing Date, they shall hold and shall promptly transfer and deliver to the other Party hereto, from time to time as and when received by them and in the currency received by them, any cash, checks with appropriate endorsements (using their reasonable best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing Date which properly belongs to another Party, including, without limitation, any payments of Customer Accounts Receivable, and shall account to the other for all such receipts. From and after the Closing Date, Purchaser shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Customer Accounts Receivable transferred to the Purchaser under this Agreement. In the event of a dispute between the Parties regarding their respective obligations under this Section 12(g), the Parties shall cooperate and act in good faith to promptly resolve such dispute and, in connection with such cooperation, allow each other reasonable access to the records of the other relating to such disputed item. The terms of this
         Section 12(g)shall be subject to the obligations of the parties pursuant to Section 29 of the Transition Services Agreement.


          (h) Remedies. Seller acknowledges and agrees that a breach of the covenants contained in this Section 12 will cause irreparable damage to Purchaser, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Seller agrees that if Seller breaches the covenants contained in this Section 12 in addition to any other remedy that may be available at law or in equity, Purchaser shall be entitled to specific performance and injunctive relief.


         SECTION 13.       TERMINATION.

         (a) Termination of Agreement. Except as provided in this Agreement, the Parties may terminate this Agreement as provided below:

                  (i) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, or (B) if the Closing shall not have occurred on or before May 31, 2002 by reason of the failure of any condition precedent hereunder (unless the failure results primarily from Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (iii) Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (A) in the event Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, or (B) if the Closing shall not have occurred on or before May 31, 2002, by reason of the failure of any condition precedent hereunder hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 13(a) above, except as provided herein, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         SECTION 14.       MISCELLANEOUS.

         (a) Survival of Representations and Warranties. Unless otherwise stated herein, all of the representations and warranties of the Parties contained in this Agreement shall survive the Closing for fifteen (15) months. The representations and warranties contained in Sections 3(b) and 3(e) (authorization and title) shall survive for two (2) years and the representations and warranties contained in Section 3(q) and 3(t) (ERISA and Tax) shall survive until the expiration of the applicable statutes of limitations, including any suspensions, tollings or extensions thereof. If notice of indemnification is given in accordance with Section 14 hereof before the expiration of the applicable time referenced above, the representation or warranty applicable to such claim shall survive until resolution of such claim and related matter. If notice of indemnification is not timely given as described herein, then such surviving representation and warranty shall expire and be terminated as provided in this Agreement.

         (b)      Indemnification; Mediation and Litigation.

                  (i) Indemnification. Seller shall be liable for and defend, indemnify, and hold Purchaser and its Affiliates wholly harmless from and against any and all liability, loss, cost and expense whatsoever (including reasonable fees of legal counsel and related disbursements) (together, "Damages") incurred by Purchaser or its Affiliates as a result of or related to: (i) any breach of or any inaccuracy in, any of the representations, warranties, covenants and agreements of Seller contained in this Agreement, in any certificate or Disclosure Letter or Exhibit delivered pursuant hereto, or any agreement executed and delivered in connection with the transactions contemplated under this Agreement; (ii) any demands, claims, actions or cause of actions of whatever kind or character arising out of or in connection with the Acquired Assets or the UCBSG Business prior to Closing; (iii) Seller's negligent or wrongful performance or non-performance of its obligations pursuant to this Agreement or any other agreement provided for or contemplated herein, (iv) any Liability of Seller or the UCBSG Business which is not an

         Assumed Liability (including, without limitation, any Liabilities related to the litigation matters currently pending against Seller or its Affiliates described on EXHIBIT 3(o) OF THE DISCLOSURE LETTER or otherwise or any Liabilities related to any claim or threatened claim of Aramark Corporation with respect to matters related to periods on or prior to the Closing Date), (v) the assertion of any claim relating to Seller's liability for its own Taxes or its liability, if any, for Taxes of others (for example, by reason of transferee liability or application of Treas. Reg. Section 1.1502-6); or (vi) the assertion of any claim for Taxes claimed or assessed against the Acquired Assets or the UCBSG Business (a) for any taxable period ending on or before the Closing Date or (b) for any taxable period to the extent such assertion constitutes a breach of any of the representations or warranties contained in Section 3(t) hereof, including in either case any Losses sustained in a tax period of Purchaser ending after the Closing Date arising out of the settlement or other resolution of a proposed tax adjustment which relates to a tax period ending on or before the Closing Date.

                  Purchaser shall be liable for and defend, indemnify, and hold Seller wholly harmless from and against any and all Damages incurred by Seller or its Affiliates, as a result of or related to: (i) any breach of or any inaccuracy in any of the representations, warranties, covenants and agreements of Purchaser contained in this Agreement or in any certificate or Exhibit delivered pursuant hereto or any agreement executed and delivered in connection with the transaction contemplated under this Agreement; (ii) any demands, claims, actions or cause of actions of whatever kind or character arising out of or in connection with Purchaser's operation of the UCBSG Business or use of the Acquired Assets after the Closing Date (except to the extent of Seller's indemnity obligations set forth herein); (iii) Purchaser's negligent or wrongful performance or non-performance of its obligations pursuant to this Agreement or any other agreement provided for or contemplated herein; and (iv) any Liability that is an Assumed Liability.

                  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Party by a third party in respect of which indemnity may be sought pursuant to this Section 14, such Party (the "Indemnified Party") shall promptly notify the person against whom such indemnity may be sought (the "Indemnifying Party") in writing; provided however, that the right of a person to be indemnified hereunder in respect of claims made by a third person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an indemnifying Party is actually damaged thereby. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay such fees and expenses of such counsel related to such proceeding, provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the person to be indemnified hereunder with respect to such third person claim. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the contrary,
         (ii) the Indemnifying Party has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Party, (iii) the named parties in any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for the Indemnified Party, and that all such fees and expenses shall be reimbursed as they are incurred. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (unless such Indemnifying Party has not exercised its right to defend such claim in accordance with the terms hereof), but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify any Indemnified Party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse an Indemnified Party for fees and expenses of counsel as contemplated by the third sentence of this Section 14, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if such settlement is entered into more than 30 days after receipt by such Indemnifying Party of the aforesaid notice of such claim. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

                  Notwithstanding anything herein to the contrary, (i) no claim by any Indemnified Party against an Indemnifying Party, which claim relates to a breach of a representation or warranty made in this Agreement may be made unless notice of such breach is given prior to the expiration date of such representation or warranty, as such expiration is set forth in this Section 14; (ii) the Indemnifying Party shall not have the obligation to make any indemnity payments under this
         Section 14 with respect to a claim of a breach of a representation or warranty (other than with respect to a breach of a representation or warranty contained in Section 3(f)(ii) or 3(t)) until the aggregate amount of all Damages incurred by the Indemnified Party with respect to breaches of all representations or warranties for which the Indemnifying Party would be liable under this Section exceeds on a cumulative basis an amount equal to Five Hundred Thousand Dollars ($500,000) (the "Threshold"), and then, its liability will be limited to amounts over the Threshold. The maximum aggregate liability of Seller under this Section 14 with respect to breaches of representations and warranties shall be Twenty Million Dollars ($20,000,000).

                  (ii) Alternative Dispute Resolution. Except as otherwise provided herein, in case any disagreement of whatever nature arising out of or relating to this Agreement or the breach, termination, enforceability or validity thereof ("Dispute") shall arise between the Parties hereto, the Parties shall first attempt in good faith to resolve the Dispute promptly by negotiation between executives who have authority to settle the Dispute. If the Dispute cannot be resolved through negotiation, either party may initiate mediation of the Dispute as hereinafter provided.

                  If the Dispute has not been resolved by negotiation as hereinabove provided, the Parties shall make a good faith attempt to settle the Dispute by mediation pursuant to the provisions of this
         Section 15. Unless the Parties agree otherwise, the mediation shall be conducted in accordance with the Commercial Mediation Rules of the AAA then in effect by a mediator who (i) has the qualifications and experience set forth in paragraph (c) of this Section 15 and (ii) is selected as provided in paragraph (d) of this Section 15.

                  Unless the Parties agree otherwise, the mediator shall be a lawyer (i) who is or has been a partner in (or counsel to) a highly respected law firm for at least fifteen (15) years as a practicing attorney specializing in either general commercial litigation or general corporate and commercial matters and (ii) who has had both training and experience as a mediator.

                  Either party (the "Initiating Party") may initiate mediation of the Dispute by giving the other party (the "Recipient Party") written notice (a "Mediation Notice") setting forth a list of the names and resumes of qualifications and experience of three impartial persons who the Initiating Party believes would be qualified as a mediator pursuant to the provisions of paragraph (c) hereof. Within fifteen (15) days after the delivery of the Mediation Notice, the Recipient Party shall give a counter-notice (the "Counter-Notice") to the Initiating Party in which the Recipient Party may designate a person to serve as the mediator from among the three (3) persons listed by the Initiating Party in the Mediation Notice (in which event such designated person shall be the mediator). If none of the persons listed in the Mediation Notice is designated by the Recipient Party to serve as the mediator, the Counter-

         Notice should set forth a list of the names and resumes of three (3) impartial persons who the Recipient Party believes would be qualified as a mediator pursuant to the provisions of paragraph (c) hereof. Within ten (10) days after the delivery of the Counter-Notice, the Initiating Party may designate a person to serve as the mediator from among the three (3) persons listed by the Recipient Party in the Counter-Notice (in which event such designated person shall be the mediator). If the Parties cannot agree on a mediator from the three (3) impartial nominees submitted by each party, each party shall strike two
         (2) names from the other Party's list, and the two (2) remaining persons on both lists will jointly select as the mediator any person who has the qualifications and experience set forth in paragraph (c) hereof. If they are unable to agree, then the President of the AAA will select the mediator.

                  Within thirty (30) days after the mediator has been selected as provided above, both Parties and their respective attorneys shall meet with the mediator for one (1) mediation session of at least six
         (6) hours, it being agreed that each Party representative attending such mediation session shall be an executive with authority to settle the Dispute. If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either Party may give the other and the mediator a written notice declaring the mediation process at an end. The costs of the mediation shall be shared equally between the Parties.

                  (iii) Litigation. If the dispute has not been resolved by non-binding mediation as provided for in (b) above within ninety (90) days of the initiation of such procedure, then either Party may initiate litigation; provided, however, that if one party has requested the other to participate in a non-binding procedure and the other has failed to participate, the requesting party may file litigation prior to the lapse of the ninety (90) day period.

                  (iv) Attorneys' Fees. If either party brings any action or proceeding to interpret or enforce this Agreement, or for damages for any alleged breach hereof, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

                  (v) Jurisdiction and Venue. The parties hereby agree that all litigation resulting under this Agreement shall be under the sole and exclusive jurisdiction of the appropriate state or federal court in the County of Franklin, State of Ohio, and the parties hereby submit to exclusive jurisdiction and venue thereunder and that all mediation proceedings shall take place in Columbus, Ohio.

         (c) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

         (d) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (e) Entire Agreement. This Agreement (including the Disclosure Letter and documents referred to herein and therein) constitutes the entire agreement between the Parties and


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

supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement shall not supersede or affect the Confidentiality Agreement, which shall remain in full force and effect, but will terminate at the Closing. If there is any conflict between this Agreement and any of the other documents referenced in this Agreement, then the terms and provisions of this Agreement shall control.

         (f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party (which approval shall not be unreasonably withheld).

         (g) Counterparts. This Agreement may be executed in one or more counterparts, and each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         (h) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (i) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to Purchaser:

         William W. Canfield
         1850 Borman Court
         St. Louis, MO  63146
         Tel: (800) 888-8277
         Fax: (314) 214-7588


         Copy each to:
         R. Randall Wang and John M. Welge
         Bryan Cave LLP
         211 North Broadway, Suite 3600
         St. Louis, MO  63102
         Tel: (314) 259-2545
         Fax: (314) 259-2020


         If to Seller:

         Danny M. Fullerton
         President and Chief Operating Officer
         3455 Mill Run Drive
         Hilliard, OH  43026-9079
         Tel: 614-777-3001
         Fax: 614-777-3454


         With copy to:

         Mark E. Hartman
         Senior Counsel
         One Nationwide Plaza 1-35-05
         Columbus, OH 43216
         Tel.:(614) 677-6367
         Fax: (614) 249-7254

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (j) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

         (k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (1) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (m) Expenses. The Seller and the Purchaser will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Disclosure Letter identified in this Agreement are incorporated herein by reference and made a part hereof.



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


         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.




SELLER

GATES, MCDONALD & COMPANY,
an Ohio corporation



By: /s/ Danny Fullerton
    -------------------------

Title: President and COO
       ----------------------


PURCHASER

GARCIA ACQUISITION SUB, INC.
a Missouri corporation


By: /s/ William W. Canfield
    -------------------------

Title: President and Chief
       Executive Officer
       ----------------------

The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.



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